Exhibit 99.2

Angeion Corporation
350 Oak Grove Parkway
St. Paul, MN 55127 USA
Telephone: (651) 484-4874
Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Contact:	Rodney A. Young, President and CEO, (651) 484-4874
Dale H. Johnson, CFO, (51) 484-4874

Angeion Receives Favorable Ruling in Insurance Coverage Case

SAINT PAUL, Minnesota  (August 30, 2005) — Angeion Corporation (NASDAQ SC: ANGN) announced today that in an Order dated August 25, 2005, Judge David S. Doty of the United States District Court for the District of Minnesota granted Angeion’s motion for partial summary judgment in the pending lawsuit Medmarc Casualty Insurance Company v. Angeion Corporation, ELA Medical, Inc. and ELA Medical SA.  The Judge’s Order found that Medmarc had a duty to defend Angeion against ELA’s cross-claim and Medmarc breached that duty.  The Court also ruled that Medmarc is obligated to pay Angeion’s reasonable defense fees and costs that related to ELA Medical’s cross-claim.  The Judge also denied Medmarc’s motion for Summary Judgment that Medmarc had no duty to defend.

On September 13, 2004, Medmarc had commenced the lawsuit against the Company and ELA Medical seeking a declaratory judgment that Medmarc was not obligated to provide insurance coverage to Angeion in connection with ELA Medical’s claim for indemnification of expenses incurred in connection with a recall of implantable cardioverter defibrillator (“ICD”) systems manufactured by Angeion prior to 2000.  After commencement of the lawsuit by Medmarc, ELA Medical filed a cross-claim against Angeion for the costs and expenses it incurred in connection with the recall in the equivalent amount of $1.7 million.  The amount claimed by ELA Medical had increased to over $2.0 million by June 2005.

On June 24, 2005, the Angeion and Medmarc argued summary cross motions whether or not Medmarc had a “duty to defend” Angeion in the claim brought by ELA Medical.

As previously disclosed, on June 30, 2005, subsequent to the argument, but prior to the Judge’s August 25, 2005 Order, Angeion entered into settlement agreements with ELA Medical, Inc. and ELA Medical S.A.S. (together “ELA”) that ended the legal dispute and lawsuit by ELA against the Angeion and resolved all litigation and other issues between Angeion and ELA related to recall of the ICDs and reimbursement of expenses incurred by ELA.  Under the terms of a settlement agreement and release regarding LYRA ICDs, ELA agreed to settle its $2.0 million cross-claim against Angeion in return for an Offer of Judgment on ELA’s cross-claim in favor of ELA and against Angeion in the amount of $1.4 million.    The judgment was subsequently entered by the Court and has been satisfied by Angeion.

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“We are pleased that the Judge’s Order concurs with our original position that Medmarc was required to defend Angeion in this matter,” stated Rodney A. Young, Angeion’s President & Chief Executive Officer.   “Because of Medmarc’s breach of its duty to defend, we believe that Medmarc is responsible to reimburse Angeion for payment of the settlement that Angeion recently entered into with ELA.  Angeion is currently reviewing its options in the case for compelling Medmarc to indemnify Angeion for the ELA settlement, subject to the self-insured retention.” concluded Young.

Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health.  The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies.  These products, marketed under the New Leaf Health and Fitness brand (www.newleaffitness.com), help consumers effectively manage their weight and improve their fitness.  They are marketed to the consumer primarily through personal training studios, health and fitness clubs and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

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The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties.  Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully operate its Medical Graphics business including its ability to develop, improve and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to successfully introduce its New Leaf Health & Fitness products, (iii) the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics and New Leaf products and claims associated with its prior cardiac stimulation products, (iv) the Company’s ability to successfully resolve all issues in connection with ELA Medical’s claim for reimbursement and the Company’s product liability insurance coverage; (v) the Company’s ability to protect its intellectual property, and (vi) the Company’s dependence on third-party vendors.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended October 31, 2004, and subsequently filed reports.